UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Newfield Exploration Company

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May 1, 2015
Dear Fellow Stockholders:
As Chair of the Compensation & Management Development Committee (Compensation Committee) and a member of the Board of Directors of Newfield Exploration Company, I am writing to urge your support and a vote FOR the proposals set forth in our 2015 Proxy Statement. In particular, we request your support for Proposal 3 - the non-binding vote on executive compensation of our named executive officers (say-on-pay proposal).
Earlier this week, Glass Lewis issued a report recommending a vote FOR our say-on-pay proposal, specifically highlighting the alignment of our performance and our compensation actions. Then yesterday, disappointedly, Institutional Shareholder Services (ISS) issued its report recommending a vote against our say-on-pay proposal. We strongly disagree with ISS and believe our compensation practices and programs are appropriately aligned with the Company’s performance. I am writing this letter to provide our stockholders with additional insights regarding our compensation philosophies and to further highlight the strong operational and stock performance we have experienced over the last two years.
In summary:

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Despite significant declines in commodity prices during the second half of 2014, Newfield’s stock price ended the year up 10.1% and was the top performing stock in our 2014 peer group and second out of all E&P companies in both the S&P 500 Index and the Philadelphia Stock Exchange SIG Oil Exploration & Production Index (EPX). The strong performance of Newfield’s stock continues in 2015. Year-to-date, Newfield’s stock price is up 46%, and we are again a top performer in the S&P 500 Index (up 2.7%), the EPX Index (up 11.8%) and our peer group (up 13.7%). We believe the market is recognizing management’s continued superior execution, its sound business plan and the quality of its drilling programs.

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ISS contends that our three and five-year cumulative stock performance is negative while our CEO compensation has continued to increase. We disagree, as this analysis merely looks at the summary compensation table, not annual cash incentives and realized long-term equity compensation. Our annual cash bonuses and realized executive compensation directly align with the Company’s performance. By way of example, in 2013, the Company had a negative stockholder return and Mr. Boothby’s annual bonus declined 45% year-over-year. In 2014, the Company had top-tier operational performance and stock performance, warranting top-tier annual cash bonuses.

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ISS contends that our long-term performance awards have a “retesting feature that undermines the fact that superior performance is required for a target level payout.” Their analysis is flawed. Our long-term performance awards are actually designed to incentivize top-tier performance early during the three-year performance period, prevent penalizing executives for short-term market swings and reduce potential undesirable behaviors causing market manipulation around vesting dates.

We have always believed in a pay for performance compensation philosophy, taking into consideration both Company performance and individual performance. In fact, one of our founding principles states that “[w]e reward and encourage employees through equity ownership and incentive compensation based on both company and individual performance.”
To this end, the Compensation Committee consistently strives to balance both short-term (annual cash bonus) and long-term (equity awards) incentives to ensure that management is appropriately incentivized to execute our business strategy and that their interests are aligned with the interests of our stockholders. Our short-term incentives are largely determined by the achievement of annual metrics, both financial and operational. These metrics measure success against our multi-year business plan and were put into place after extensive research supported a strong correlation between the metrics and stockholder returns. The specific metrics we used to determine officers’ annual cash bonuses and our 2014 results are thoroughly detailed in our Proxy Statement.
The Compensation Committee originally adopted the new annual compensation program and performance metrics in 2013. During 2013, the Company’s operational performance was top-tier, but the stock continued to lag our peers. Due to the poor stock performance, the Compensation Committee reduced Mr. Boothby’s annual cash bonus to $600,000, which represented a 45% year-over-year decline, and was more than $500,000 below his calculated target. As a result, his total realized compensation for the year was well below his peers.
During 2014, the Compensation Committee continued its annual compensation program adopted in 2013 and approved the 2014 performance metrics. The Company’s superior operational performance continued and the market began to respond, and by mid-year (prior to the commodity price collapse in the second half of 2014) Newfield’s stock was up over 80%. Despite the Company’s strong financial and operating performance, our stock price gave back much of the gains achieved as a result of the rapid commodity price decline but still finished the year up 10%, leading our peer group. Our top-tier performance during 2014 resulted in a top-quartile annual incentive performance factor, worthy of superior annual cash bonuses. Even during a dramatic decline in commodity prices, management delivered on its primary business objectives and the stock performance during the year reflected these results. In 2015, the market continues to recognize the Company's performance, with our stock price up 46% year to date.
The cash bonuses that the Compensation Committee awards annually in February are specifically designed to reward executives for the prior year’s performance, and do not include a three or five-year look back. While our stockholder returns have lagged over the three and five-year periods, this lag also has negatively impacted executives’ earned performance awards, long-term equity value and historic annual incentives. Further, we believe the long-term underperformance is the result of our transitional period that began in 2009. We were shifting from a diversified E&P company with both U.S and international operations, largely focused on natural gas, to a domestic resource company focused on oil and liquids. Over this period, we sold more than $2.5 billion in assets, shifted our production and proved reserve base to oil and liquids and successfully recapitalized the Company. Our transition was not easy or quick and resulted in a prolonged period of underperformance until investors were able to see positive results. We believe the Company made the right long-term decision, and we are a stronger organization today because of this decision. We are better focused, our cost structure has improved, our balance sheet is stronger and our assets are capable of future growth.

The second concern that ISS highlighted in its report was the multiple potential vesting periods in our relative total stockholder return awards (TSR awards), referred to by ISS as “retesting”. The Compensation Committee spent significant time analyzing and determining the appropriate length and vesting of the TSR awards. The Compensation Committee believes that by having more than one potential vesting date for TSR awards, we incentivize top-tier results prior to the end of the three-year period, prevent officers from being penalized by short-term swings in the market and reduce the potential for market manipulation around potential vesting dates.
To strengthen and improve the structure of our TSR awards, the Compensation Committee in 2014 shortened the life of the granted TSR awards from five years to three years. This three-year time period better aligned our TSR awards with those of our peers and reduced the overhang implications of five-year awards in our stock plan. Furthermore, by reducing the potential vesting period by one year and cutting in half the number of determination months from 25 to 13, we have directly addressed ISS’s concerns regarding “retesting”.  For 2015, we further enhanced the TSR awards and reduced the determination periods to just four quarterly potential vestings during the third year of the TSR award.
This year represents the first time that ISS has ever recommended voting against Newfield’s compensation actions. Ironically, it comes at a time when our short-term performance has never been stronger. We urge you to read the 2015 Proxy Statement for more information regarding the reasons Newfield’s Board of Directors is recommending a vote for our say-on-pay proposal. We are hopeful that you agree with our views and will vote FOR our say-on-pay proposal and other proposals set forth in our 2015 Proxy Statement.
We appreciate your investment in our company and always welcome your questions or concerns. If you would like additional information, please call our Investor Relations department at 281-210-5100, or by email at info@newfield.com.

Sincerely,

John R. Kemp, III
Chair of the Compensation & Management Development Committee

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